Exhibit 99.1

Bristol-Myers Squibb Reports Third Quarter Financial Results

•	Increases Third Quarter Revenues 21% to $4.9 Billion

•	Posts Third Quarter GAAP EPS of $0.72 and Non-GAAP EPS of $0.77

•	Achieves Key Regulatory Milestones for Opdivo

◦	Positive Advisory Opinion for the Treatment of Classical Hodgkin Lymphoma in Europe

◦	Application for Advanced Form of Bladder Cancer Accepted for Priority Review in U.S., Validated in Europe

•	Announces Approval of $3 Billion Share Repurchase Authorization

•	Announces Operating Model Evolution for Sustained Growth

•	Increases 2016 GAAP and Non-GAAP EPS Guidance, Provides 2017 Guidance

(NEW YORK, October 27, 2016) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the third quarter of 2016 which were highlighted by strong sales and operating performance, and continued growth for key products including Opdivo and Eliquis. The company raised full-year guidance for 2016 and provided guidance expectations for 2017, announced a new $3 billion share repurchase authorization, and announced an evolution of the company’s operating model to focus resources behind the company’s highest priorities, accelerate its pipeline and simplify infrastructure.

“Our third quarter was marked by strong commercial execution and solid trends across our products and geographies,” said Giovanni Caforio, M.D., chief executive officer, Bristol-Myers Squibb. “While we are disappointed with the results of CheckMate -026, a setback in first-line lung in the short term, our overall strategic focus does not change. Going forward, we see growth in both the near and long term to continue to be driven by Opdivo, Eliquis and Orencia, and by an exciting pipeline of specialty medicines over time. As we focus on the future, we are evolving our operating model to more effectively focus resources on key priorities and simplify execution to deliver sustainable growth and to speed transformational medicines to patients.”

	Third Quarter
$ amounts in millions, except per share amounts
	2016	2015	Change
Total Revenues	$4,922	$4,069	21%
GAAP Diluted EPS	0.72	0.42	71%
Non-GAAP Diluted EPS	$0.77	$0.39	97%

THIRD QUARTER FINANCIAL RESULTS

•
Bristol-Myers Squibb posted third quarter 2016 revenues of $4.9 billion, an increase of 21% compared to the same period a year ago. Global revenues increased 22% adjusted for foreign exchange impact. Excluding Erbitux, global revenues increased 26% or 27% adjusted for foreign exchange impact.

•
U.S. revenues increased 36% to $2.8 billion in the quarter compared to the same period a year ago. International revenues increased 5%. When adjusted for foreign exchange impact, international revenues increased 7%.

•	Gross margin as a percentage of revenues was 73.5% in the quarter compared to 73.0% in the same period a year ago.

•	Marketing, selling and administrative expenses decreased 3% to $1.1 billion in the quarter.

•	Research and development expenses increased 1% to $1.1 billion in the quarter.

•	The effective tax rate was 22.1% in the quarter, compared to 26.0% in the third quarter last year.

•	The company reported net earnings attributable to Bristol-Myers Squibb of $1.2 billion, or $0.72 per share, in the quarter compared to $706 million, or $0.42 per share, a year ago.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $1.3 billion, or $0.77 per share, in the third quarter, compared to $648 million, or $0.39 per share, for the same period in 2015. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $8.6 billion, with a net cash position of $1.8 billion, as of September 30, 2016.

THIRD QUARTER PRODUCT AND PIPELINE UPDATE

Global revenues for the third quarter of 2016, compared to the third quarter of 2015, were driven by Opdivo, which grew by $615 million; Eliquis, which grew 90%; Yervoy, which grew 19%; Orencia, which grew 18%; and Sprycel, which grew 15%.

Opdivo

•
In October, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommended the approval of Opdivo for the treatment of adult patients with relapsed or refractory classical Hodgkin lymphoma (cHL) after autologous stem cell transplant (ASCT) and treatment with brentuximab vedotin, making Opdivo the first PD-1 inhibitor in a hematologic malignancy to receive positive CHMP opinion. The decision was based on overall response rate demonstrated by data from two trials, CheckMate -205 and CheckMate -039. The CHMP recommendation will now be reviewed by the European Commission (EC), which has the authority to approve medicines for the European Union (EU).

•
In October, the U.S Food and Drug Administration (FDA) accepted a supplemental Biologics License Application (sBLA), which seeks to expand the use of Opdivo to adult patients with locally advanced unresectable or metastatic urothelial carcinoma (mUC) after failure of prior platinum-containing therapy. The FDA granted the application a priority review and previously granted Opdivo Breakthrough Therapy Designation for mUC in June 2016. The FDA action date is March 2, 2017.

•
In September, the EMA validated the company’s type II variation application, seeking to extend the current indications for Opdivo to include the treatment of mUC in adults after failure of prior platinum-containing therapy. Validation of the application confirms the submission is complete and begins the EMA’s centralized review process. The application primarily included data from CheckMate -275, a Phase 2, open-label, single-arm study assessing the safety and efficacy of Opdivo in patients with locally advanced unresectable or mUC that has progressed after a platinum-containing therapy.

•	In October, during the European Society for Medical Oncology Congress in Copenhagen, Denmark, the company announced results from eight studies for Opdivo and the Opdivo + Yervoy regimen:

•
CheckMate -057 and CheckMate -017: Updated results from these two pivotal Phase 3 studies showed more than one-third of previously treated metastatic non-small cell lung cancer (NSCLC) patients experienced ongoing responses with Opdivo, compared to no ongoing responses in the docetaxel arm. The median duration of response (DOR) with Opdivo versus docetaxel in CheckMate -057 was 17.2 months and 5.6 months, respectively, and in CheckMate -017 it was 25.2 months and 8.4 months, respectively. In CheckMate -057, patients with PD-L1 ≥1% had a median DOR of 17.2 months and in patients with PD-L1 <1%, it was 18.3 months. In both studies, durability of response was observed in both PD-L1 expressors and non-expressors, and in CheckMate -057, one out of the four complete responses occurred in a patient with <1% PD-L1 expression. There were no new safety signals identified for Opdivo in the pooled safety analysis from both studies.

•
CheckMate -016: Updated results from this Phase 1 trial evaluating the safety and tolerability of the Opdivo + Yervoy regimen in previously treated and treatment-naïve patients with metastatic renal cell carcinoma showed a confirmed objective response rate (ORR) for the combination regimen of 40%. In the updated analysis, durable responses were observed with the combination regimen. The safety profile of the Opdivo + Yervoy combination in metastatic renal cell carcinoma patients is consistent with previous reports of the regimen in other studies.

•
CheckMate -026: The final primary analysis from this trial investigating the use of Opdivo monotherapy as first-line therapy in patients with advanced NSCLC whose tumors expressed PD-L1 ≥1% showed it did not meet the primary endpoint of superior progression-free survival (PFS) compared to chemotherapy. In patients with ≥5% PD-L1 expression, the median PFS was 4.2 months with Opdivo and 5.9 months with platinum-based doublet chemotherapy (stratified hazard ratio [HR]=1.15 [95% CI: 0.91, 1.45, p=0.25]). The topline results from this study were disclosed on August 5, 2016.

•
CheckMate -141: New patient-centered quality-of-life data from an exploratory endpoint in this pivotal Phase 3 trial evaluating Opdivo in patients with recurrent or metastatic squamous cell carcinoma of the head and neck after platinum therapy compared to investigator’s choice of therapy showed Opdivo stabilized patients’ symptoms and functioning, including physical, role and social functioning across three separate instruments. Both PD-L1 expressors and non-expressors treated with investigator’s choice of therapy experienced statistically significant worsening of patient-reported outcomes from baseline to week 15 versus Opdivo. In addition, Opdivo more than doubled the time to deterioration for most functional domains measured and significantly delayed the time to worsening symptoms of fatigue, dyspnea and insomnia, compared to investigator’s choice of therapy.

•
CheckMate -275: In results from the trial, Opdivo had a confirmed ORR, the primary endpoint, of 19.6% in platinum-refractory patients with metastatic urothelial carcinoma. Responses were observed in both PD-L1 expressors and non-expressors. The confirmed ORR in patients expressing PD-L1 ≥1% was 23.8% and 16.1% in patients expressing PD-L1 <1%. In patients expressing PD-L1 ≥5%, the confirmed ORR was 28.4% and 15.8% in patients expressing PD-L1 <5%. The safety profile of Opdivo in this study was consistent with the safety profile of Opdivo in other tumor types.

•
Two Phase 1 Studies: In these two Phase 1 studies testing lirilumab in combination with Opdivo or Yervoy, respectively, in patients with advanced refractory solid tumors, the safety profile of the combination of lirilumab and Opdivo therapy was similar to that of Opdivo monotherapy, with the exception of an increased frequency of low grade infusion-related reactions in patients treated with the lirilumab combinations. Based on these data, further evaluation of lirilumab in combination with Opdivo is warranted.

•
In October, during the International Symposium on Hodgkin Lymphoma in Cologne, Germany, the company announced new results from CheckMate -205, a multi-cohort, single-arm, Phase 2 trial evaluating Opdivo in patients with cHL. These results from cohort C of the trial included patients with cHL who had received brentuximab vedotin before and/or after autologous hematopoietic stem cell transplantation (auto-HSCT). After a median follow-up of 8.8 months, Opdivo demonstrated an ORR as assessed by an independent radiologic review committee of 73% overall and median progression-free survival of 11.2 months. The safety profile of Opdivo was consistent with previously reported data in this tumor type, and no new clinically meaningful safety signals were identified.

Yervoy

•
In October, during the European Society for Medical Oncology Congress in Copenhagen, Denmark, the company announced results of CA184-029 (EORTC 18071), a Phase 3 trial evaluating stage III melanoma patients who are at high risk of recurrence following complete surgical resection. Yervoy 10 mg/kg compared with placebo significantly improved overall survival (OS) (HR=0.72), a secondary endpoint, with five-year OS rates at 65.4% in the Yervoy group and 54.4% in the placebo group. In this updated five-year analysis, the recurrence-free survival (primary endpoint) benefit observed previously with Yervoy was maintained. The safety profile remained consistent with the initial analysis with no new safety signals.

Orencia

•
In September, the EC approved Orencia intravenous (IV) infusion and subcutaneous (SC) injection, in combination with methotrexate (MTX), for the treatment of highly active and progressive disease in adult patients with rheumatoid arthritis (RA) not previously treated with MTX. Orencia is the first biologic therapy with an indication in the EU specifically applicable to the treatment of MTX-naive RA patients with highly active and progressive disease. The approval allows for the expanded marketing of Orencia in all 28 Member States of the EU.

BUSINESS DEVELOPMENT UPDATE

•
In September, the company entered into a clinical collaboration to evaluate Nektar Therapeutics investigational medicine, NKTR-214 as a potential combination treatment regimen with Opdivo in five tumor types and seven potential indications. The Phase 1/2 clinical trials will evaluate the potential for the combination of Opdivo and NKTR-214 to show improved and sustained efficacy and tolerability above the current standard of care in melanoma, kidney, colorectal, bladder and NSCLC. An initial dose-escalation trial is underway with Opdivo and NKTR-214.

NEW SHARE REPURCHASE

Bristol-Myers Squibb today announced its Board of Directors approved a new $3 billion repurchase authorization for the Company’s common stock. This is incremental to the current repurchase program, announced in June 2012, under which the Company has approximately $1.1 billion remaining.
The stock repurchase program does not have an expiration date. The repurchases may be made either in the open market or through private transactions and may be suspended or discontinued at any time.
The decision reflects the Company’s strong financial position and its balanced approach to capital allocation, including a commitment to its dividend and a disciplined approach to business development.

OPERATING MODEL

Bristol-Myers Squibb announced an evolution of its operating model to drive the company’s continued success in the near and long term through a more focused investment in commercial opportunities against key brands and markets, a competitive and more agile R&D organization that can accelerate the pipeline, streamlined operations and realigned manufacturing capabilities that broaden biologics capabilities to reflect current and future portfolio. The new operating model will enable the company to deliver the strategic, financial and operational flexibility necessary to invest in the highest priorities across the company.
Although GAAP operating expenses may increase initially as charges are incurred related to this evolution, the company expects non-GAAP operating expenses to be roughly flat with 2016 levels through 2020.

2016 & 2017 FINANCIAL GUIDANCE

Bristol-Myers Squibb is increasing its 2016 GAAP EPS guidance range from $2.43 - $2.53 to $2.62 - $2.72. The company is increasing its non-GAAP EPS guidance range from $2.55 - $2.65 to $2.80 - $2.90. Both GAAP and non-GAAP guidance assume current exchange rates. Revised 2016 GAAP and non-GAAP line-item guidance assumptions include:

•	Worldwide revenues increasing in the high-teens.

•	Gross margin as a percentage of revenues to be approximately 75%.

•	Marketing, selling and administrative expenses to remain flat.

•	Research and development expenses decreasing 30% to 35% for GAAP and increasing in the high-single digit range for non-GAAP.

•	An effective tax rate between 25% to 26% for GAAP and 22% to 23% for non-GAAP.

Bristol-Myers Squibb expects 2017 GAAP EPS between $2.47 and $2.67 and non-GAAP EPS between $2.85 and $3.05.

The financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information, that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods including restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges in connection with the acquisition or licensing of third party intellectual property rights, divestiture gains or losses, pension, legal and other contractual settlement charges and debt redemption gains or losses, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Non-GAAP information is intended to portray the results of our baseline performance, supplement or enhance management, analysts and investors overall understanding of our underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information is an indication of our baseline performance before items that are considered by us to not be reflective of our ongoing results. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations.

There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.
There will be a conference call on October 27, 2016, at 10:30 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by calling the U.S. toll free 877-258-2708 or international 647-252-4456, confirmation code: 91351854. Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 11:30 a.m. EDT on October 27 through 11:59 p.m. EDT on November 10, 2016. The replay will also be available through http://investor.bms.com or by calling the U.S. toll free 855-859-2056 or international 404-537-3406, confirmation code: 91351854.
For more information, contact: Ken Dominski, 609-252-5251, ken.dominski@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, or Bill Szablewski, 609-252-5894, william.szablewski@bms.com, Investor Relations.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2016	2015	% Change	2016	2015	% Change
Three Months Ended September 30,
Key Products
Oncology
Empliciti	$41	$—	N/A	$36	$—	N/A
Erbitux(a)	—	167	(100)%	—	165	(100)%
Opdivo	920	305	**	712	268	**
Sprycel	472	411	15%	259	215	20%
Yervoy	285	240	19%	222	121	83%
Cardiovascular
Eliquis	884	466	90%	512	245	**
Immunoscience
Orencia	572	484	18%	387	330	17%
Virology
Baraclude	306	320	(4)%	17	25	(32)%
Hepatitis C Franchise	379	402	(6)%	192	111	73%
Reyataz Franchise	238	270	(12)%	125	149	(16)%
Sustiva Franchise	275	333	(17)%	234	280	(16)%
Neuroscience
Abilify(b)	29	46	(37)%	—	18	(100)%

Mature Products and All Other	521	625	(17)%	94	117	(20)%

Total	$4,922	$4,069	21%	$2,790	$2,044	36%

**	In excess of +/- 100%

(a)	Erbitux is a trademark of ImClone LLC. ImClone LLC is a wholly-owned subsidiary of Eli Lilly and Company.
(b)	Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2016	2015	% Change	2016	2015	% Change
Nine Months Ended September 30,
Key Products
Oncology
Empliciti	$103	$—	N/A	$97	$—	N/A
Erbitux	—	501	(100)%	—	487	(100)%
Opdivo	2,464	467	**	1,949	413	**
Sprycel	1,330	1,191	12%	702	601	17%
Yervoy	789	861	(8)%	600	438	37%
Cardiovascular
Eliquis	2,395	1,258	90%	1,424	688	**
Immunoscience
Orencia	1,640	1,345	22%	1,109	899	23%
Virology
Baraclude	896	1,003	(11)%	49	108	(55)%
Hepatitis C Franchise	1,352	1,145	18%	745	111	**
Reyataz Franchise	706	867	(19)%	367	449	(18)%
Sustiva Franchise	819	940	(13)%	689	772	(11)%
Neuroscience
Abilify	97	707	(86)%	—	593	(100)%

Mature Products and All Other	1,593	1,988	(20)%	284	366	(22)%

Total	$14,184	$12,273	16%	$8,015	$5,925	35%

**	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net product sales	$4,492	$3,552	$12,888	$10,183
Alliance and other revenues	430	517	1,296	2,090
Total Revenues	4,922	4,069	14,184	12,273

Cost of products sold	1,305	1,097	3,563	2,957
Marketing, selling and administrative	1,144	1,176	3,450	3,340
Research and development	1,138	1,132	3,540	4,004
Other (income)/expense	(224)	(323)	(1,198)	(515)
Total Expenses	3,363	3,082	9,355	9,786

Earnings Before Income Taxes	1,559	987	4,829	2,487
Provision for Income Taxes	344	257	1,220	668

Net Earnings	1,215	730	3,609	1,819
Net Earnings Attributable to Noncontrolling Interest	13	24	46	57
Net Earnings Attributable to BMS	$1,202	$706	$3,563	$1,762

Average Common Shares Outstanding:
Basic	1,671	1,668	1,670	1,666
Diluted	1,679	1,678	1,679	1,677

Earnings per Common Share
Basic	$0.72	$0.42	$2.13	$1.06
Diluted	$0.72	$0.42	$2.12	$1.05

Other (Income)/Expense
Interest expense	$42	$41	$127	$141
Investment income	(32)	(18)	(81)	(74)
Provision for restructuring	19	10	41	50
Litigation and other settlements	(1)	(2)	48	14
Equity in net income of affiliates	(19)	(19)	(65)	(67)
Divestiture gains	(21)	(208)	(574)	(370)
Royalties and licensing income	(158)	(63)	(579)	(258)
Transition and other service fees	(57)	(37)	(184)	(91)
Pension charges	19	48	66	111
Intangible asset impairment	—	—	15	13
Equity investment impairment	—	—	45	—
Written option adjustment	—	(87)	—	(123)
Loss on debt redemption	—	—	—	180
Other	(16)	12	(57)	(41)
Other (income)/expense	$(224)	$(323)	$(1,198)	$(515)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of products sold(a)	$7	$15	$15	$74

Marketing, selling and administrative	—	2	—	6

License and asset acquisition charges	45	94	309	1,125
Other	14	15	40	17
Research and development	59	109	349	1,142

Provision for restructuring	19	10	41	50
Divestiture gains	(13)	(198)	(559)	(358)
Pension charges	19	48	66	111
Written option adjustment	—	(87)	—	(123)
Litigation and other settlements	(3)	—	40	15
Intangible asset impairment	—	—	15	13
Loss on debt redemption	—	—	—	180
Other (income)/expense	22	(227)	(397)	(112)

Increase/(decrease) to pretax income	88	(101)	(33)	1,110

Income tax on items above	(3)	43	156	(141)

Increase/(decrease) to net earnings	$85	$(58)	$123	$969

(a)	Specified items in cost of products sold are accelerated depreciation, asset impairment and other shutdown costs.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(Unaudited, dollars in millions)

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,617	$7	$3,624	$10,621	$15	$10,636
Marketing, selling and administrative	1,144	—	1,144	3,450	—	3,450
Research and development	1,138	(59)	1,079	3,540	(349)	3,191
Other (income)/expense	(224)	(22)	(246)	(1,198)	397	(801)
Effective Tax Rate	22.1%	(1.0)%	21.1%	25.3%	(3.1)%	22.2%

	Three Months Ended September 30, 2015			Nine Months Ended September 30, 2015
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$2,972	$15	$2,987	$9,316	$74	$9,390
Marketing, selling and administrative	1,176	(2)	1,174	3,340	(6)	3,334
Research and development	1,132	(109)	1,023	4,004	(1,142)	2,862
Other (income)/expense	(323)	227	(96)	(515)	112	(403)
Effective Tax Rate	26.0%	(1.8)%	24.2%	26.9%	(4.4)%	22.5%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF GAAP EPS TO NON-GAAP EPS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Earnings Attributable to BMS used for Diluted EPS Calculation - GAAP	$1,202	$706	$3,563	$1,762
Less Specified Items*	85	(58)	123	969
Net Earnings used for Diluted EPS Calculation – Non-GAAP	$1,287	$648	$3,686	$2,731

Average Common Shares Outstanding Diluted	1,679	1,678	1,679	1,677

Diluted Earnings Per Share — GAAP	$0.72	$0.42	$2.12	$1.05
Diluted EPS Attributable to Specified Items	0.05	(0.03)	0.08	0.58
Diluted Earnings Per Share — Non-GAAP	$0.77	$0.39	$2.20	$1.63

*	Refer to the Specified Items schedule for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF SEPTEMBER 30, 2016 AND JUNE 30, 2016
(Unaudited, dollars in millions)

	September 30, 2016	June 30, 2016
Cash and cash equivalents	$3,432	$2,934
Marketable securities - current	2,128	1,717
Marketable securities - non-current	3,035	3,281
Cash, cash equivalents and marketable securities	8,595	7,932
Short-term borrowings and current portion of long-term debt	(990)	(155)
Long-term debt	(5,836)	(6,581)
Net cash position	$1,769	$1,196